UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): November 23, 2018

Novo Integrated Sciences, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada	333-109118	59-3691650
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

11120 NE 2nd Street, Suite 200, Bellevue, WA 98004

(Address of principal executive offices)

(206) 617-9797

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CF$ 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On November 23, 2018, Novo Integrated Sciences Inc. (the “Company”) and Novo Healthnet Limited (“NHL”), a wholly owned subsidiary of the Company, executed a binding letter of intent (“LOI”) with Activa Clinics (“Activa”). Pursuant to the terms of the LOI, the parties agreed to negotiate and enter into a definitive agreement pursuant to which NHL will acquire all of the issued and outstanding shares of Activa in exchange for shares of the Company (the “Proposed Transaction”).

Pursuant to the terms of the LOI, the parties agreed to enter into a definitive agreement that will provide for the following, among other things:

1.	The Company will acquire all of the issued and outstanding shares of Activa.
2.	The Company will issue, to the Activa shareholders, CAD $35,000,000 (approximately $26,435,337 per the x-rates.com exchange rate of 0.7552 on November 26, 2018) worth of restricted shares of the Company’s common stock. The total number of the Company’s common shares expected to be issued for this proposed transaction will be determined by calculating the 30-trading day average, based on the period ended November 23, 2018, with the application of a market acceptable discount to the determined average.
3.

Activa has the right to exercise a claw back within a two-year period commencing on the closing date of the Proposed Transaction. The claw back would result in the mutual return of both Activa’s and the Company’s shares to the respective parties should targets, to de defined in the definitive agreement, not be met by the Company.

4.	The shares issued to the Activa shareholders will be subject to a two-year lockup coinciding with the claw back. If the claw back is waived prior to the two-year claw back period, the lockup will be removed.
5.	The Company will have the right to appoint one board member on Activa’s board of directors, and Activa will have the right to appoint one board member on the Company’s board of directors.
6.	Each of the Activa shareholders will enter into an employment agreement for a period of no less than two years from the closing of the Proposed Transaction.

The LOI provides that the parties will carry out due diligence and will proceed reasonably and in good faith toward the negotiation and execution of definitive documentation regarding the Proposed Transaction. Closing of the Proposed Transaction is conditioned upon completion of due diligence, among other customary closing conditions, including receipt of required regulatory approvals.

If a definitive agreement is not executed by the parties on or before December 31, 2018 (or such other date agreed to by the parties), the LOI will terminate.

The foregoing description of the LOI does not purport to be complete and is qualified in its entirety by reference to the full text of the LOI, a copy of which is filed as Exhibit 10.1 to this current report on Form 8-K, and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On November 29, 2018, the Company issued a press release announcing that on November 23, 2018, the Company and NHL executed a binding letter of intent with Activa. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information contained in the website is not a part of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter of Intent dated November 23, 2018 by and between the registrant, Novo Healthnet Limited, and Activa Clinics.
99.1	Press release of the registrant dated November 29, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novo Integrated Sciences, Inc.

Dated: November 29, 2018	By:	/s/ Robert Mattacchione
Robert Mattacchione
Chief Executive Officer